Exhibit 99.1

FOR IMMEDIATE RELEASE

Cardtronics Appoints Douglas L. Braunstein and Warren C. Jenson to Board of Directors

Braunstein Adds Significant Financial Experience and Shareholder Representation; Jenson Brings Global Business, Digital and Financial Expertise from Industry-Leading Companies

HOUSTON, JUNE 21, 2018 — Cardtronics plc (Nasdaq:CATM) (“Cardtronics” or the “Company”), the world’s largest ATM owner/operator, today announced the appointments of Douglas L. Braunstein, Managing Partner and Founder of Hudson Executive Capital LP (“HEC”), and Warren C. Jenson, Chief Financial Officer and Executive Vice President of Acxiom and President of Acxiom International, to the Company’s Board of Directors, effective immediately. With the appointments of Messrs. Braunstein and Jenson, the Cardtronics Board has been expanded to 10 directors.

“We are pleased to welcome Doug and Warren to the Board as part of our ongoing efforts to strengthen the composition of our Board and ensure we have the right mix of skills and expertise to lead Cardtronics forward,” said Dennis Lynch, Chair of the Cardtronics Board. “Doug is a highly qualified executive with a proven track record in the financial services industry who brings important strategic and corporate finance experience to the Board. Warren is a distinguished leader with significant business, financial and digital expertise, having served as Chief Financial Officer at a number of industry-leading companies, including the National Broadcasting Company (NBC), Delta Air Lines, Amazon.com and Electronic Arts.”

Edward H. West, Chief Executive Officer of Cardtronics, commented, “The Board additions mirror the positive changes being made at Cardtronics, including enhancements to our leadership team and operational improvements throughout the Company. We look forward to benefitting from Doug’s deep understanding of our business and wealth of relationships within financial services as we advance our strategic goal of serving as an increasingly important partner to financial institutions. In addition, Warren also brings business transformation expertise that will be critical to Cardtronics as we continue executing on our strategic priorities.”

Mr. Braunstein has over 30 years of experience in financial services, currently serving as Managing Partner and Founder of HEC, which is Cardtronics’ largest shareholder. Prior to founding HEC, he served in several senior leadership roles at JPMorgan Chase & Co., including as Chief Financial Officer and Vice Chairman, as well as head of JP Morgan’s investment banking business. Mr. Braunstein currently serves as a director at Eagle Pharmaceuticals and Corindus Vascular Robotics.

“I have confidence in the Company and its prospects,” said Mr. Braunstein. “Cardtronics is uniquely positioned to enhance value with an unrivaled network of ATMs in premier retail locations. I look forward to working with the Board and new management team to build on Cardtronics’ positive momentum.”

Mr. Jenson has twice been named one of the “Best CFOs in America” by Institutional Investor magazine. With more than 30 years of experience in strategy, business transformation and operational finance, he has helped to shape and successfully guide several companies at important inflection points, most notably NBC, Delta Air Lines, Amazon.com and Electronic Arts. Mr. Jenson currently serves as Chief Financial Officer & Executive Vice President of Acxiom. In this role, he also serves as President of Acxiom International. He also brings public Board experience, having served as a director of DigitalGlobe.

Mr. Jenson said, “Cardtronics is well positioned to benefit from converging industry trends and to capitalize on global business opportunities. I am excited to begin working with the Cardtronics team to help execute the Company’s strategy and drive shareholder value.”

About Douglas L. Braunstein

Mr. Braunstein has over 30 years of industry experience, currently serving as a Managing Partner and Founder of Hudson Executive Capital LP. During his career at JPMorgan Chase & Co., Doug served as CFO, Vice Chairman, a member of the Operating Committee, and Head of Americas Investment Banking and Global M&A, among other roles. He currently serves as a director of Eagle Pharmaceuticals and Corindus Vascular Robotics. Doug is a trustee of Cornell University, Chair of the Finance Committee and a member of Cornell’s Investment Committee. He received his B.S. from Cornell University in 1983 and his J.D. from Harvard Law School in 1986.

About Warren C. Jenson

Mr. Jenson currently serves as Chief Financial Officer & Executive Vice President of Acxiom and as President of Acxiom International. Prior to joining Acxiom, he served as COO at Silver Spring Networks. From 2002 — 2008 he was CFO at Electronic Arts Inc. He has more than 30 years of experience in strategy and operational finance as Chief Financial Officer of Amazon.com, NBC and Electronic Arts. He also helped shape and successfully navigate digital transformations at NBC and Delta Air Lines. He was twice designated one of the “Best CFOs in America” by Institutional Investor magazine, and he was also honored as Bay Area Venture CFO of the Year in 2010. Mr. Jenson’s board experience includes DigitalGlobe, Tapjoy, and the Marshall School of Business at the University of Southern California. He holds a bachelor’s degree in accounting and a master of accountancy degree, both from Brigham Young University.

About Cardtronics (NASDAQ:CATM)

Making ATM cash access convenient where people shop, work, and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs, and the customers they share. Cardtronics provides services to approximately 230,000 ATMs in North America, Europe, Asia-Pacific, and Africa. Whether Cardtronics is driving foot traffic for top retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including those statements regarding the Company’s outlook and strategy, and are intended to be covered by the safe harbor provisions thereof. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on the Company and there can be no assurance that future developments affecting the Company could be anticipated. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and present expectations or projections. For additional information regarding known material factors that could cause the Company’s actual results to differ see the risk factors described in Item 1A of the Company’s 2017 Form 10-K, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this release, which speak only as of the date of the release. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Contact Information

Investor Relations

Dara Dierks

832-308-4975

ir@cardtronics.com